Exhibit 5.1
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                                            June 3, 2002



Textron Financial Corporation
40 Westminster Street
Providence, RI  02903

Re:  Registration Statement on Form S-3
     Rule 424(b) Prospectus Supplement

Ladies and Gentlemen:

         We have examined the Prospectus Supplement dated May 29, 2002 (the "Prospectus Supplement") filed by Textron Financial Corporation, a Delaware corporation (the "Company") with the Securities and Exchange Commission on May 31, 2002 in connection with the issuance and sale by the Company of $600,000,000 aggregate principal amount of the Company's 5 7/8% Notes due 2007 (the "Notes").

         We have served as special counsel to the Company and, as such, assisted in the preparation of the Prospectus Supplement. In connection with rendering this opinion, we have examined the following documents and records:

                (i)   a copy of the Prospectus Supplement;

                (iii) a copy of the Registration Statement as in effect on the date hereof, File No. 333-72676 (the "Registration Statement");

                (iv) a copy of the Base Prospectus as in effect on the date hereof (together with the Prospectus Supplement, the "Prospectus");

                (v)   an executed copy of the Indenture, dated as of December 9,
        1999   between  the  Company  and   SunTrust   Bank,   as  trustee  (the
        "Indenture");

                (vi)  a specimen copy of the Notes;

                (vii) a copy of the Restated Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware; and

                (viii) an executed copy of the Underwriting Agreement, dated May 29, 2002, which incorporates in its entirety the document entitled Textron Financial Corporation Underwriting Agreement Standard Provisions dated December 2, 1999, between the underwriters named therein and the Company (the "Underwriting Agreement".

         We have also examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have deemed necessary or appropriate in order to deliver the opinions contained herein.

         We have assumed (i) that all signatures on documents examined by us are genuine; (ii) that the Company is duly organized and validly existing as a corporation in good standing under the laws of its state of organization; (iii) the due authorization, execution and delivery of the Indenture, the Notes and the Underwriting Agreement by each party thereto (other than the Company); (iv) that the Underwriting Agreement constitutes a valid and binding obligation of each party thereto enforceable against such party in accordance with its terms;
(v) the completeness and authenticity of all documents and records submitted to us as originals; (vi) the conformity to original documents of all documents and records submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies; (vii) the validity of all applicable statutes, ordinances, rules and regulations; and (viii) the legal competence of all natural persons executing the Indenture, the Notes and the Underwriting Agreement and the other documents contemplated thereby.

         The opinions hereinafter expressed are qualified to the extent that (i) the enforceability of any right or remedy may be subject to or affected by any bankruptcy, reorganization, insolvency, avoidance, equitable subordination, fraudulent conveyance, arrangement, moratorium, marshaling or other laws relating to or affecting the rights of creditors generally, whether the issue of enforceability is considered in a proceeding in equity or at law; (ii) the availability of equitable remedies may be limited by equitable principles of general applicability; or (iii) enforceability of any right or remedy under the Indenture or the Notes may be limited by (x) requirements that a claim with respect to any Notes denominated other than in U.S. dollars (or a foreign currency or currency unit judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (y) governmental authority to limit, delay or prohibit the making of payments outside the United States.

         We are qualified to practice law in the State of New York and do not purport to express any opinion herein concerning any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States. Insofar as our opinion pertains to matters of the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware or the federal law of the United States, we have assumed, with your permission, that the laws of such other states are identical in all material respects to the laws of the State of New York, and have made no independent examination of such laws.

         Based upon such examination, it is our opinion that the Notes have been duly authorized by the Company and will be legally issued and binding obligations of the Company enforceable against the Company in accordance with their terms.

         We consent to the use of this opinion as an exhibit to the Company's Current Report on Form 8-K and to the reference to our firm in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                                 Very truly yours,


                                                 /s/ Edwards & Angell, LLP
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                                                 Edwards & Angell, LLP